Exhibit 5.1

SEC opinion 4	Mourant du Feu & Jeune 22 Grenville Street St Helier Jersey JE4 8PX Channel Islands

The Directors WPP plc 6 Ely Place Dublin 2 Republic of Ireland	T +44 (0)1534 609 000 F +44 (0)1534 609 333 www.mourant.com

4 March 2009

2039727/MARTP/MdFJ/1712765/3

Dear Sirs

WPP Worldwide Ownership Plan

Introduction

1.	We have acted as legal advisers to WPP plc, a Jersey incorporated company (the “Company”) in connection with the Post-Effective Amendment No. 2 to be dated on or about 4 March 2009 (the “Form S-8 Amendment”) to the Registration Statement on Form S-8 dated 30 January 1997 (the “Form S-8”, and together with the Form S-8 Amendment, the “Registration Statement”) relating to the WPP Worldwide Ownership Plan (the “Plan”).

2.	Under the Plan participants have been granted awards. Ordinary Shares with a par value of 10 pence each in the capital of the Company which are to be issued or transferred to a participant (or to the Company’s depositary on his or her behalf) pursuant to or in connection with an award made under the Plan are the “Plan Shares”.

3.	This letter may be relied upon only by you and may be used only in connection with the issue or transfer of the Plan Shares pursuant to the Plan. Neither its contents nor its existence may be disclosed to any other person unless we have given our prior written consent as set out below.

Scope

4.	This opinion is limited to matters of and is interpreted in accordance with Jersey law as at the date hereof and we express no opinion with respect to the laws of any jurisdiction other than Jersey.

5.	We have examined only copies of the documents mentioned in paragraph 6. We have not undertaken any exercise which is not described in this letter.

Documents examined

6.	For the purposes of this opinion we have examined and relied upon copies of the following documents:

(a)	the Form S-8;

(b)	a draft of the Form S-8 Amendment in the form in which it is to be filed;

(c)	the Memorandum and Articles of Association of the Company; and

Mourant du Feu & Jeune is a Jersey partnership

Partners: A R Binnington,    D J Birtwistle,    E A Breen,    G R P Corbin,    C L I Davies,    N C Davies,    E C Devenport,    S J V Felton,    S M Gould,    T J Herbert,    R A Hickling,    I C James,    B H Lacey,    W Lambert,    M E Millar,    J H Rainer,    J A Richomme,    G A Rigby,    J D Rigby,    B C Robins,    J F Ruane,    J P Speck,    A J R Syvret,    J C Walker,    N J Weston.    Senior Associates: M J Haines,    N M Hamel,    J Harvey-Hills,    H E Ruelle,    R Khiani,    B Lincoln,    G A Pollano. Consultants: K S Baker,    C E Coutanche,    J D P Crill,    R R Jeune C B E,    P de C Mourant

Cayman - Guernsey - Jersey - London - New York

2039727/MARTP/MdFJ/1712765/3

WPP plc

4 March 2009

(d)	the prospectus issued by the Company on 6 October 2008.

Assumptions

7.	In giving this opinion, we have assumed:

(a)	that the statements contained in the Prospectus regarding the Plan are complete and accurate as at the date of this opinion;

(b)	that the rules of the Plan have been or will be properly adopted by the Company or one of its subsidiaries and that the Plan has been and will be operated in accordance with its rules;

(c)	that all awards which have been granted in respect of Plan Shares have been or will be duly authorised by the Company’s board of directors or a duly authorised committee thereof, or that the Company’s board of directors or a duly authorised committee thereof has resolved or will resolve to satisfy all awards which have been granted in respect of Plan Shares, in either case, in a manner consistent with their fiduciary duties and in accordance with the provisions of the Plan and the Articles of Association of the Company;

(d)	that all Plan Shares currently in issue which may be transferred to a participant (or to the Company’s depositary on his or her behalf) under the Plan in settlement of an award under the Plan have been validly issued and are credited as fully paid;

(e)	a meeting of the Company’s board of directors or a duly authorised committee thereof has been or will be duly convened and held at which it was or will be resolved to allot and issue, or where applicable approve the transfer of, the Plan Shares;

(f)	no issue of Plan Shares will result in a breach of the authority to allot Ordinary Shares with a par value of 10 pence each in the capital of the Company conferred by shareholders on the directors of the Company or in the authorised share capital of the Company being exceeded;

(g)	that no Plan Shares have been or will be issued at a price less than their nominal value;

(h)	that all Plan Shares have been or will be issued in accordance with the Articles of Association of the Company;

(i)	the authenticity, accuracy, completeness and conformity to original documents of all copy documents examined by us;

(j)	that all signatures purporting to be on behalf of (or to witness the execution on behalf of) the Company or any director or secretary of the Company are genuinely those of the persons whose signatures they purport to be;

(k)	that words and phases used in the Registration Statement have the same meaning and effect as they would if those documents were governed by Jersey law and there is no provision of any law (other than Jersey law) which would affect anything in this opinion; and

(l)	that no other event occurs after the date hereof which would affect the opinions herein stated.

8.	In giving the opinions as to Jersey law expressed herein, we have also considered certain matters of fact. With your consent, we have relied upon certificates and other assurances of directors, officers or shareholders of the Company and others as to such matters of fact, without having independently verified such factual matters.

2039727/MARTP/MdFJ/1712765/3

WPP plc

4 March 2009

Opinion

9.	As a matter of Jersey law and based on and subject to the foregoing and to the reservations mentioned below, we are of the opinion that:

(a)	upon the issuance of Plan Shares against the payment in full from the relevant award holder of all sums due in respect of his or her award under the Plan and upon the entry of the relevant award holder (or the Company’s depositary on his or her behalf) as a holder of the relevant Plan Shares in the register of members of the Company, the Plan Shares will be validly issued, fully paid and non-assessable; and

(b)	any Plan Shares that may be transferred to a participant (or to the Company’s depositary on his or her behalf) under the Plan in settlement of an award, subject to payment in full from the relevant award holder of all sums due in respect of his or her award under the Plan and upon the entry of the relevant award holder (or the Company’s depositary on his or her behalf) as a holder of the relevant Plan Shares in the register of members of the Company, will be validly issued, fully paid and non-assessable.

For the purposes of this paragraph 9 “non-assessable” means that no further sums shall be payable by a shareholder in respect of the acquisition of a Plan Share pursuant to an award granted under the Plan.

Reservations

10.	Our opinion is qualified by the following reservations and by any matter of fact not disclosed to us:

(a)	Jersey law and the Articles of Association of the Company contain restrictions on the transfer of shares and exercise of voting rights in certain circumstances including the following:

(i)	transfers of shares may be avoided under the provisions of insolvency law, or where any criminal or illegal activity is involved, or where the transferor or transferee does not have the requisite legal capacity or authority, or where the transferee is subject to restrictions or constraints;

(ii)	under the Articles of Association of the Company the registration of a transfer of shares by a particular shareholder may be restricted if that shareholder has failed to disclose his interest in shares in the Company after having been served with notice by the Company requesting such disclosure;

(iii)	under the Articles of Association, but subject to the Companies (Uncertificated Securities)(Jersey) Order 1999, the board of directors of the Company may decline to register certain transfers of shares;

(iv)	no share may be transferred after the passing of a resolution for the winding-up of the Company or the declaration of the property of the Company en désastre;

(v)	a company or the Jersey court may impose restrictions on the transferability and other rights of shares held by persons who do not comply with that company’s proper enquiries, under that company’s articles of association (if they so provide), concerning the ownership of shares; and

(vi)	there may be circumstances in which a holder of shares is obliged to transfer those shares under the provisions of the Companies (Jersey) Law 1991, for example following the implementation of a takeover when minority shareholders are compulsorily bought out or following the implementation of a scheme of arrangement. Once a holder of shares becomes obliged to make such a transfer he may not transfer to another person.

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WPP plc

4 March 2009

(b)	shareholders can make arrangements outside the Company’s constitutional documents in respect of restrictions on transfer or pre-emptive rights relating to shares, about which we express no opinion; and

(c)	the obligations of the Company under or in respect of the Plan Shares will be subject to any law from time to time in force relating to bankruptcy, insolvency, liquidation, reorganisation or administration or any other law or legal procedure affecting generally the enforcement of creditors’ rights.

Consent

11.	We hereby consent to the disclosure of the opinion letter as an exhibit to the Form S-8 Amendment and its consequent filing with the U.S. Securities and Exchange Commission.

Yours faithfully

/s/ Mourant du Feu & Jeune

Mourant du Feu & Jeune